Exhibit 10.1

February 4, 2023

Thilo Wrede

Via Email

Re: Offer of Employment

Dear Thilo,

It is my great pleasure to extend you an offer of employment with Vital Farms, Inc. (the “Company”) anticipated to begin on March 15, 2023, or such earlier or later date as we may mutually agree (the “Start Date”). Our success has been built on providing the highest quality, ethically produced food, full transparency about our farms and standards, top-shelf service to our customers, and care for our crew. We feel your experience, skill set, passion and energy are a fantastic fit. We have a great thing going and want you to help us get to the next level and beyond.

If your Start Date is before March 10, 2023, then your initial position will be Senior Vice President, Finance. Effective March 10, 2023 (or upon the date that you join the Company, if on or after March 10, 2023), you will assume the position of Chief Financial Officer. You will report to the Chief Executive Officer and perform such duties as are normally associated with your position and such duties as are assigned to you from time to time. We will work with you to develop a successful onboarding plan, to include an executive coach, paid for by the Company, if we mutually agree that coaching would be of value to you (the “Executive Coach”). If the Company determines that all or a portion of the cost of its engagement of an Executive Coach is taxable income to you, then the Company will pay you an amount to cover such applicable taxes.

You will work remotely from your residence in Connecticut, which will be your principal place of business (as that term is used under Section 2.18 of the Company’s Change in Control Severance Plan (the “Severance Plan”)). You will also make such business trips as may be reasonably necessary or advisable for the efficient operations of the Company. This is a full-time position. As an exempt salaried employee, you will devote substantially all of your business time and attention to the business of the Company and will not be eligible for overtime compensation.

Your initial base salary will be at the rate of $15,769.23 bi-weekly, which equates to $410,000 on an annualized basis (“Base Salary”), payable in accordance with the Company’s standard payroll practices and subject to applicable deductions and withholdings. Adjustments to the base salary will be considered at a frequency applicable to similarly-situated employees in the Company.

If you execute this letter and commence employment in accordance with this letter, you will be advanced a one-time sign-on bonus of $200,000, subject to standard withholdings and deductions, which will be earned on the twelve (12)-month anniversary of the Start Date provided you remain employed on such date (the “Sign-On Bonus”). The Sign-On Bonus will be advanced to you in a lump sum payment within thirty (30) days following your Start Date, provided that you remain employed by the Company on such date. If you resign without Good Reason as defined in the Severance Plan from employment with the Company before the twelve (12)-month anniversary of the Start Date, you will be obligated to, and hereby agree to, repay to the Company a prorated portion of the net, after-tax amount of the Sign-On Bonus paid out to you on or before the termination date, based on the number of days you were employed by the Company prior to your resignation. You agree that if you are obligated to repay all or a portion of the Sign-On Bonus, the Company may deduct, in accordance with applicable law, such amount from any payments the Company owes you, including but not limited to any regular payroll amount and any expense payments, and you agree to execute any authorization paperwork necessary to effectuate such deduction. You further agree to pay to the Company, within thirty (30) days of your effective termination date, any remaining unpaid balance of the unearned Sign-On Bonus not covered by such deductions.

Additionally, in the event that your current employer renders you no longer eligible to receive your anticipated 2022 annual bonus and/or equity vesting tranche, then the Company will, upon receipt of documentation reflecting your disqualification for these amounts, make the following one-time make-whole bonus payment(s). Within fifteen (15) days of your presentation of documentation reflecting your disqualification for these amounts (provided such documentation is received by the Company on or before April 15, 2023), the Company will advance you a lump sum payment of $250,000 in respect of the 2022 annual bonus you did not receive from your prior employer and/or a lump sum payment of $300,000 in respect of the equity vesting you did not receive from your prior employer (either or both portions of this make-whole bonus payment(s), the “One-Time Bonus”). The One-Time Bonus will be subject to standard withholdings and deductions and will become vested and earned by you only if you remain employed by the Company through the twelve (12)-month anniversary of the Start Date. If you resign without Good Reason as defined in the Severance Plan from employment with the Company before the twelve (12)-month anniversary of the Start Date, you will be obligated to, and hereby agree to, repay to the Company a prorated portion of the net, after-tax amount of the One-Time Bonus paid out to you on or before the termination date based on the number of days you were employed by the Company prior to your resignation. You agree that if you are obligated to repay all or a portion of the One-Time Bonus, the Company may deduct, in accordance with applicable law, such amount from any payments the Company owes you, including but not limited to any regular payroll amount and any expense payments, and you agree to execute any authorization paperwork necessary to effectuate such deduction. You further agree to pay to the Company, within thirty (30) days of your effective termination date, any remaining unpaid balance of the unearned One-Time Bonus not covered by such deductions.

You will also be eligible to participate in the 401(k) plan maintained by the Company, which currently provides for a bi-weekly employer contribution equal to 3% of your earnings (subject to IRS employer contribution limits), as well as an internet reimbursement (while working from home) of $25.00 per pay period and a cell-phone reimbursement of $18.46 per pay period. As a leader in our company, you are eligible for time off under our management time off policy and will not be subject to the standard PTO limits. You will be entrusted to manage your work and time off in accordance with such policy and the business and operational needs of the Company.

Additionally, you will be eligible to earn a discretionary annual bonus (the “Annual Bonus”) at an annual target amount of 60% of your Base Salary (the “Target Bonus”). Adjustments of the target percentage will be considered at a frequency applicable to similarly-situated employees in the Company. Whether any Annual Bonus is awarded will be based upon the Company’s assessment of your performance and the Company’s attainment of goals as set by the Board of Directors (or authorized committee) in its sole discretion. Following the close of each fiscal year, the Board of Directors (or authorized committee) will determine in its sole discretion whether it will award you an Annual Bonus and the amount of any such Annual Bonus. No amount of the Annual Bonus is guaranteed, and in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. No partial or prorated bonuses will be provided. The Annual Bonus, if any, will be paid in accordance with the Company’s standard payroll practices, including the withholding of any applicable deductions and taxes. Notwithstanding the foregoing, for fiscal year 2023, provided you remain employed in good standing on the Annual Bonus payment date with respect to the 2023 fiscal year, you will be eligible to receive an Annual Bonus, in an amount as determined by the Board of Directors based on goals set by the Board of Directors, provided such amount shall be no less than 90% of the Target Bonus amount, prorated to your Start Date.

Subject to the approval of the Company’s Board of Directors (or authorized committee) for fiscal year 2023, you will be granted equity with a total grant date value of $850,000, which is expected to consist of the combination of an option to purchase shares of the Company’s common stock (“Option”) and a Restricted Stock Unit (“RSU”) in a proportion consistent with the Option/RSU mix granted to similarly situated executives of the Company in fiscal year 2023. The value of the Option will be calculated by the Company using the Black Scholes model based on the closing price of the stock on the Start Date, and the exercise price per share will be equal to the closing price per share of the Company’s common stock on the date of grant. If granted, the Option and RSU each will vest in three (3) equal annual installments, measured from your Start Date, and subject to your continued service with the Company through each such vesting date. The Option and RSU will be subject to the terms and conditions applicable to equity granted under the Company’s 2020 Equity Incentive Plan and applicable award agreement. You will not be eligible for any additional annual grants made to similarly-situated executives in fiscal year 2023.

Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. An overview of our current benefit plans will be provided.

As set forth above, your employment with the Company will, at all times, be “at will” which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

Beginning on the Start Date, you will be eligible for certain severance benefits in accordance with the terms, conditions and definitions set forth in the Severance Plan. In order to participate in the Severance Plan, you will be required to timely execute the Participation Agreement attached to the Severance Plan (the “Participation Agreement”).

This offer is contingent on your satisfying the eligibility requirements for employment in the United States and upon your completion of background screening to the satisfaction of the Company in its sole discretion. As a condition of employment, you will be required to sign and comply with the Employee Confidential Information and Inventions Assignment Agreement attached hereto, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. You will also be subject to the Company’s standard Indemnification Agreement.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidential Information and Inventions Assignment Agreement, the Indemnification Agreement, and the Participation Agreement set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust the rate of pay, salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

This is an exciting time for our business and for our industry. We are confident that your talents and abilities will be a fantastic addition to the Vital Farms crew! This offer of employment will expire if not accepted on or before February 6, 2023. Please indicate your acceptance of this offer by signing below and returning along with the executed Employee Confidential Information and Inventions Assignment Agreement. We will subsequently provide you the Indemnification Agreement and the Participation Agreement for your execution.

[Signatures on next page]

Sincerely,

Vital Farms, Inc.

/s/ Russell Diez-Canseco
Name: Russell Diez-Canseco
Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Thilo Wrede
Thilo Wrede

Date: 2/5/2023